STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	10
Beginning Date of Accrual Period	20-Mar-03
End Date of Accrual Period	20-Apr-03
Payment Date	21-Apr-03
Previous Payment Date	20-Mar-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	33,042,629.53
Interest Collections (net of Servicing Fee)	7,940,580.02
Servicing Fee	415,748.48
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	41,251,841.03
Interest Paid to Notes	1,289,164.34
Principal Paid to Notes	39,546,928.21
Servicing Fee	415,748.48
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	997,796,354.90
Principal Collections (including repurchases)	33,042,629.53
Charge off Amount	(304,030.40)
Ending Pool Amount	964,449,694.97

Collateral Performance
Cash Yield (% of beginning balance)	10.05%
Charge off Amount (% of beginning balance)	0.37%
Net Yield	9.68%
Cumulative Realized Losses	0.07%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	18,431,344.06
30-59 days number of Home Equity Loans	208
60-89 days principal balance of Home Equity Loans	3,941,747.59
60-89 days number of Home Equity Loans	45
90+ days principal balance of Home Equity Loans	15,776,335.19
90+ days number of Home Equity Loans	181

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)
Number of Home Equity Loans outstanding (Ending of Collection Period)
Number of Home Equity Loans that went into REO	16
Principal Balance of Home Equity Loans that went into REO	2,068,555.76

Overcollateralization
Begin Overcollateralization Amount	82,052,152.30
Overcollateralization Release Amount	0.00
Distributable Excess Cash	6,504,298.68
Charge offs	(304,030.40)
End Overcollateralization Amount	88,252,420.58

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateraliztion Amount	81,748,121.90
Interim Overcollateralization Deficiency	48,605,845.74

Excess Cashflow	6,504,298.68

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	67.90%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	31.643621
2. Principal Distribution per $1,000	30.644656
3. Interest Distribution per $1,000	0.998965

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.28375%
2. Formula Rate (1-mo. Libor plus 30bps)	1.58375%
3. Available Funds Cap	9.56259%
4. Note Rate	1.58375%
5. Days in Accrual Period	32

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carrforward Amount paid	1,289,164.34
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	915,744,202.60
2. Principal Payment Amount paid	33,042,629.53
3. Distributable Excess Cashflow paid	6,504,298.68
4. Note Principal Amount, after payments	876,197,274.39

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments